EXHIBIT 99

EMC Insurance Group Inc. Declares
Quarterly Cash Dividend, and Announces a
Presentation by Management at the
InvestMNt 2016 Conference

DES MOINES, Iowa (August 18, 2016) - EMC Insurance Group Inc. (NASDAQ:EMCI) (the “Company”) today announced that its board of directors declared a quarterly cash dividend of $0.19 per share of common stock payable September 6, 2016 to stockholders of record as of August 30, 2016. The Company has declared a quarterly dividend since it became a publicly held company in February 1982.

Management Presentation:
Additionally, Scott R. Jean, Executive Vice President for Finance and Analytics, and Mark E. Reese, Senior Vice President and Chief Financial Officer, will present at the 5th Annual InvestMNt conference sponsored by CFA Society Minnesota on August 24, 2016, at approximately 3:30 p.m. Eastern time. The InvestMNt 2016 conference will be held at the University of St. Thomas in downtown Minneapolis, located at 1000 LaSalle Avenue, Minneapolis, MN in the Schulze School of Entrepreneurship. Interested persons may access the live audio portion of the presentation at the official conference website at www.investMNt.org. The presentation will not be available for replay following the event. The presentation slides will be available on the Company’s website at www.emcins.com/ir/presentations.aspx.

About EMCI
EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance, which was formed in 1974 and became publicly held in 1982. The Company’s common stock trades on the Global Select Market tier of the NASDAQ Stock Market under the symbol EMCI. Additional information regarding EMC Insurance Group Inc. may be found at www.emcins.com/ir. EMCI’s parent company is Employers Mutual Casualty Company (EMCC). EMCI and EMCC, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.